Exhibit 4(c)

                              FEE WAIVER AGREEMENT

      THIS FEE WAIVER AGREEMENT (the "Fee Waiver Agreement") is signed as of July 25, 2003 by Merrill Lynch Investment Managers, L.P. (the "Investment Adviser") and Merrill Lynch Balanced Capital Fund, Inc. (the "Fund").

      WHEREAS, the Fund intends over time to invest some or all of its fixed income assets in a "master" portfolio (the "Core Portfolio") of Master Bond Trust, a mutual fund that has substantially the same objectives and strategies as the fixed income portion of the Fund;

      WHEREAS, the Investment Adviser has entered into an investment advisory agreement with the Fund (the "MLIM Agreement") whereby the Investment Adviser provides certain investment advisory services to the Fund;

      WHEREAS, in accordance with the order dated May 3, 2000 by the Securities and Exchange Commission under section 12(d)(1)(J) of the Investment Company Act of 1940, as amended (the "Act"), granting Mercury QA Strategy Series, Inc. and others an exemption from section 12(d)(1)(G)(i)(II) of the Act, the Investment Adviser desires to waive all or a portion of its fees to the extent necessary to avoid charging the Fund for services provided under the MLIM Agreement that are duplicative of services provided pursuant to the Core Portfolio's advisory contract with Fund Asset Management, Inc. (the "FAM Agreement") in connection with any fixed income assets invested by the Fund in the Core Portfolio;

      WHEREAS, the Investment Adviser understands and intends that the Fund will rely on this Fee Waiver Agreement in preparing post-effective amendments to the Fund's registration statement on Form N-1A and in accruing the expenses of the Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

      WHEREAS, the shareholders of the Fund will benefit from the ongoing waivers by incurring lower Fund operating expenses than they would absent such waivers.

      NOW, THEREFORE, the Investment Adviser agrees to waive advisory fees under the MLIM Agreement to the extent necessary to assure that advisory fees charged under the MLIM Agreement are based on services provided that are in addition to, rather than duplicative of, services provided pursuant to the FAM Agreement; provided, however, that in no event shall the Investment Adviser be required to waive fees in excess of the amount of fees actually charged by the Investment Adviser.


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      This contractual fee waiver shall be effective for the current fiscal period of the Fund and for fiscal years thereafter unless the Investment Adviser shall notify the Fund of the termination of the contractual fee waiver not less than 30 days prior to the end of the then current fiscal period.

      IN WITNESS WHEREOF, the Investment Adviser and the Fund have agreed to this Fee Waiver Agreement as of the day and year first above written.

                                       MERRILL LYNCH INVESTMENT MANAGERS, L.P.

                                       By: /s/ Donald C. Burke
                                           -------------------------------------
                                       Name:  Donald C. Burke
                                       Title: Vice President and Treasurer

                                       MERRILL LYNCH BALANCED CAPITAL FUND, INC.

                                       By: /s/ Donald C. Burke
                                           -------------------------------------
                                       Name:  Donald C. Burke
                                       Title: Vice President and Treasurer


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